Exhibit 4.1
GLOBAL SECURITY
COCA-COLA BOTTLING CO. CONSOLIDATED
7.00% SENIOR NOTE DUE 2019
CUSIP No. 191098 AJ 1
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY THE AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

COCA-COLA BOTTLING CO. CONSOLIDATED
7.00% SENIOR NOTE DUE 2019
CUSIP No. 191098 AJ 1
$110,000,000
     COCA-COLA BOTTLING CO. CONSOLIDATED, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ONE HUNDRED TEN MILLION DOLLARS ($110,000,000) on April 15, 2019 (the “Maturity Date”), and to pay interest thereon from April 7, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 of each year, commencing October 15, 2009 (each an “Interest Payment Date”) at the rate of 7.00% per annum until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the rate of 7.00% per annum on any overdue principal and premium and on any overdue installment of interest. Interest payments on this Security will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If an Interest Payment Date, Redemption Date, Change of Control Payment Date, Repayment Date or Maturity Date falls on a day that is not a Business Day, the payment due on such date may be made on next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Change of Control Payment Date, Repayment Date or Maturity Date, as the case may be.
     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to each Holder of Securities of this series not less than 11 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture referred to on the reverse hereof, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: April 7, 2009

Trustee’s Certificate of Authentication:	COCA-COLA BOTTLING CO. CONSOLIDATED

This is one of the Securities of the series designated herein referred to in the within- mentioned Indenture.

The Bank of New York Mellon Trust	By:

Company, NA		James E. Harris
Senior Vice President and Chief Financial
Officer

By:

Authorized Officer	Attest:

Mark S. Powers
Assistant Secretary

[SEAL]

[REVERSE SIDE OF SECURITY]
COCA-COLA BOTTLING CO. CONSOLIDATED
7.00% Senior Note Due 2019
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of July 20, 1994, as supplemented and restated by the Supplemental Indenture dated March 3, 1995 (as supplemented and restated, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (pursuant to an Agreement of Resignation, Appointment and Acceptance dated January 15, 2007), and any other successor trustee under the Indenture, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $110,000,000.
     The Securities are redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of Securities of this series. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Securities of this series being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 50 basis points. In the case of each of clause (1) and (2), accrued and unpaid on the principal amount will be paid to the Redemption Date.
     “Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the remaining term of Securities of this series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of Securities of this series.
     “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.
     “Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. (or its affiliates which are Primary Treasury Dealers) and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefore another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer(s) selected by the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     On and after the redemption date, interest will cease to accrue on Securities of this series called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price and accrued interest on the Securities of this series to be redeemed on such date. If less than all of the Securities of this series are to be redeemed, the Securities of this series to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.
     Upon the occurrence of a Change of Control Triggering Event (as defined below), unless the Company has exercised its right to redeem the Securities, each Holder of Securities will have the right to require the Company to purchase all or a portion (equal to an integral multiple of $1,000) of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”); provided that the principal amount of a Security outstanding after a repurchase in part shall be $1,000 or an integral multiple thereof. In the Change of Control Offer, the Company will offer to purchase the Securities for a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant interest payment date.
     Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder of Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
     On the Change of Control Payment Date, the Company will, to the extent lawful:
•	accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control payment in respect of all Securities or portions of Securities properly tendered; and

•	deliver or cause to be delivered to the Trustee the Securities properly accepted together with an officers’ certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company and the amount to be paid by the paying agent.
     The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control payment upon a Change of Control Triggering Event.
     The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering

Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company will be required to comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict and compliance.
     “Acquiring Person” means any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than (a) the Company or one or more of its Subsidiaries, (b) The Coca-Cola Company or one or more of its Subsidiaries or (c) J. Frank Harrison, III or one or more Harrison Family Members.
     “Change of Control” means the occurrence of any one of the following:
     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its Subsidiaries’ assets taken as a whole to any Acquiring Person;
     (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Acquiring Person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Equity of the Company, measured by voting power rather than number of shares;
     (3) the Company consolidates with, or merges with or into, any Acquiring Person, or any Acquiring Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Equity or the Voting Equity of such other Acquiring Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Equity of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Equity of the surviving Person immediately after giving effect to such transaction;
     (4) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors;
     (5) the adoption of a plan relating to the liquidation or dissolution of the Company; or
     (6) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which J. Frank Harrison, III or any Harrison Family Members beneficially own, directly or indirectly, more than 50% of the Voting Equity of the Company, measured by voting power rather than number of shares.
     Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Equity of such holding company immediately following that transaction are substantially the same as the holders of the Voting Equity of the Company immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Equity of such holding company.
     “Change of Control Triggering Event” means the Securities cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control)

and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless both of the Rating Agencies are providing a rating for the Securities at the commencement of any Trigger Period, the Securities will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
     “Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such board of directors on the date the Securities were issued; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
     “Harrison Family Individuals” means (a) J. Frank Harrison, III, (b) his spouse and (c) the lineal descendants of J. Frank Harrison, Jr.
     “Harrison Family Member” means (a) Harrison Family Individuals, (b) trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit of Harrison Family Individuals or (c) any other Person; provided that, with respect to clauses (b) and (c), in the case of a trust, a majority of the trustees are Harrison Family Individuals, and in the case of any Person, one or more Harrison Family Individuals is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Equity, measured by voting power rather than number of shares of such Person.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).
     “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
     “Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which securities or other ownership interests having the power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity are directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person; provided, however, that Piedmont Coca-Cola Bottling Partnership shall be deemed to be a Subsidiary of the Company so long as the Company owns greater than a 50% economic interest therein.

     “Voting Equity” of any specified Person as of any date means the securities or other ownership interests of such Person that are at the time entitled to vote generally in the election of the board of directors of such Person or other Persons performing similar functions.
     The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness represented by this Security and (b) certain restrictive covenants, in each case upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.
     The Company may, from time to time, subject to compliance with the applicable provisions of the Indenture, without giving notice to or seeking the consent of the Holders, create and issue additional securities having a ranking, interest rate, maturity and other terms and conditions identical to those of this Security except for the issue date and any other terms specified by the Company in order to facilitate the original issuance of such other securities. Any such securities will, to the extent the Company so provides, constitute a single series of securities under the Indenture.
     If an Event of Default with respect to this Security shall occur and be continuing, the principal of this Security may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the right of the Holder of this Security, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and, subject to Section 307 of the Indenture, interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As long as this Security is represented in global form registered in the name of the Depositary or its nominee (a “Global Security”), except as provided in the Indenture, and subject to certain limitations therein set forth, no Global Security shall be exchangeable or transferable, except as a whole, by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor depositary.
     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiples of $1,000 in excess thereof.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     Unless otherwise defined in this Security, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT
     FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

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IDENTIFYING NUMBER OF ASSIGNEE

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the within Security, and all rights thereunder, hereby irrevocably constituting and appointing

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Dated:	Your Signature:

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